Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Investor Relations

(713) 849-9911

IR@flotekind.com

Flotek Industries, Inc. Announces Third Quarter 2012 Results, Provides

Financial and Operational Update, Reaffirms Conference Call Details

HOUSTON, November 7, 2012 /PRNewswire-FirstCall/ — Flotek Industries, Inc. (NYSE: FTK—News) (“Flotek” or the “Company”) today announced results for the three months ending September 30, 2012.

As reported on Form 10-Q filed with the U.S. Securities and Exchange Commission, Flotek reported that revenue for the three months ended September 30, 2012 was $78.6 million, an increase of $3.5 million, or 4.7%, compared to $75.1 million for the same period in 2011. Revenue increased in the Chemical and Drilling segments but declined slightly in the Artificial Lift segment.

For the three months ended September 30, 2012, the Company reported operating income per common share (fully diluted) of $0.28, compared to operating income per common share (fully diluted) of $0.31 in the same quarter of 2011. Operating income per common share, a non-GAAP measure of earnings, excludes certain extraordinary items as well as interest and income tax impacts on the income statement. A reconciliation of this calculation to GAAP earnings can be found at the conclusion of this press release.

For the three months ended September 30, 2012, the Company reported income attributable to common stockholders of $9.8 million, or $0.19 per common share (fully diluted), compared to net income of $17.9 million, or $0.35 per common share (fully diluted) for the same period in 2011.

“In a quarter where many of our oilfield brethren struggled to maintain momentum, Flotek continued to be an industry leader in both revenue and margin growth,” said John Chisholm, Flotek Chairman, President and Chief Executive Officer. “While the operating environment for all oilfield services companies was challenging in the third quarter, Flotek’s focus on continuing to penetrate new markets, offer exceptional service to our existing customers and our emphasis on research and innovative technologies to respond to customer challenges served us very well in the quarter. The continued tenacity of the Flotek team has positioned Flotek to post one of the best years in the history of the Company.”

“Even in a more challenging operating environment, we continue to see meaningful opportunities for growth with our industry-leading specialty chemistries as well as our best-in-class Teledrift measurement while drilling technology and performance-leading Cavo Drilling Motors,” added Chisholm. “The relative strength of our specialty oilfield technologies can be seen in our continued margin strength as well as our expanding customer list across all three operating segments. We will continue to focus on our solid relative margins through continued innovations, concentrate on precise execution and efficiencies and continued growth in market share across our segments. In fact, we believe a soft market actually provides Flotek – with its innovative suite of oilfield technologies – opportunities to reach new customers that provide significant potential for new business today that will grow well into the future.”

A complete review and discussion of the Company’s year-end financial position can be found in the Company’s quarterly report on Form 10-Q filed with the U.S. Securities and Exchange Commission today.

Financial Update

As of September 30, 2012, the Company’s cash balance was approximately $21.9 million compared to $25.5 million on September 30, 2011. As of November 6, 2012, Flotek’s cash balance was approximately $24.5 million.

Outstanding receivables, net, at September 30, 2012, were $44.0 million, compared to $46.5 million as of September 30, 2011.

Flotek continues to consider strategic options regarding its convertible notes. The Company currently has a total of approximately $55.5 million of convertible notes outstanding that can be put to the Company in February, 2013. The Company also has a right to call the notes, at par, at any time after February 13, 2013. With continued improvement in the Company’s operations, balance sheet and cash flows, Flotek believes it has a number of options available to address any credit obligations due in the coming year.

Flotek’s $35 million revolving credit facility through PNC Bank remains undrawn and available. The Company is in advanced discussions with our banking partner to expand the facility and extend the maturity to facilitate the Company’s future financing needs. While no new facility has been closed, the Company is confident it will extend and expand its borrowing relationship within the next several weeks.

“With the consistent, considerable improvement in Flotek’s financial position over the past several years, we believe the Company is well positioned to both address its obligations and continue its growth largely with internally generated capital,” added Chisholm. “We believe our financial obligations over the next twelve months can be more than adequately satisfied by cash generated by operations and availability under our existing credit relationships. We have positioned Flotek to take advantage of future growth opportunities while, at the same time, assuring future growth benefits the shareholders of our Company.”

Operational Update

While overall oilfield activity moderated in the third quarter, a result of uncertainties regarding commodities prices and economic growth resulting in less robust drilling and exploration activity, Flotek’s business continued to post steady growth. Although growth in drilling activity has moderated, Flotek remains optimistic regarding opportunities, believing opportunities for growth exist in all three business segments.

Chemicals revenue for the third quarter and year to date periods ended September 30, 2012, increased $0.6 million, or 1.3%, and $38.1 million, or 38.2%, respectively, relative to comparable 2011 periods. The increase in third quarter 2012 revenue was primarily due to a net increase in service and product revenue of $0.6 million attributable to increased liquid and cement handling activity and milestone construction completions as compared to the third quarter of 2011. During the first nine months of 2012, increased activity from key existing customers and cross marketing sales initiatives resulted in incremental product revenue of $36.7 million, while increased liquid and cement handling activity and milestone construction completions resulted in an increase in service revenue of $1.4 million compared to the first nine months of 2011. The Bakken, Niobrara and Eagle Ford shale plays in particular, were positive contributors to the year to date period over period increase.

In general, revenue growth was the result of the Company’s development, strategic adaptation and customization of proprietary natural gas effective Complex nano-Fluid™ additives to oil effective Complex nano-Fluid™ additives for new and existing customers’, increased market demand and incremental domestic and international market penetration. Increasing industry recognition of proven production efficiencies and environmental benefits derived from use of Flotek’s new and existing products increased demand for complex nano-fluid products in both domestic and international markets. Incremental period over period revenue from key customers alone totaled $19.8 million for the nine months ended September 30, 2012 over the same period in 2011.

Chemicals’ gross margin for the quarter and year to date periods ended September 30, 2012 increased $3.4 million, or 19.4%, and $22.2million, or 55.8%, respectively. The increase in gross margin for both the quarter and year to date periods is attributable tonegotiated raw material price concessions with existing vendors in addition to exploration of raw material sourcing alternatives. Cost containment also contributed to the improvement in the gross margin. Cost of goods sold decreased 6.2% and 3.7% for the quarter and year to date periods ended September 30, 2012, respectively, compared to the same periods in 2011, while direct product costs, in particular decreased by 0.9% and 1.4%, respectively. Cost containment was facilitated by operating efficiencies realized from the expansion of Chemicals’ manufacturing facility and on-going best practice process improvement initiatives aimed at reducing labor and overhead costs.

Of special note, Flotek’s entrance into the Enhanced Oil Recovery, or EOR, market continues to make progress. Flotek’s newly developed Complex nano-Fluid™ based CO2 foam diversion product, StimOil FD-1, has been successfully applied to arrest premature CO2 breakthrough in a West Texas CO2 flood for Chaparral Energy. As a result, sweep efficiency in the pilot area of the field is improving and oil recovery is steadily increasing. In the first trial, the use of Complex nano-Fluid™ resulted in a production increase of 14,000 barrels of oil in the first three months of use.

Laboratory work and computer simulations are underway to apply the breakthrough technology in additional fields for new operators in the US and Canada.

In addition, the Company recently introduced CnF 2.0, the next generation of Complex nano-Fluid™ chemistries. In early tests, the more concentrated form of Complex nano-Fluid™ allows an operator to experience the productive benefits of the chemistry and, at the same time, reduce consumables such as water, proppant and horsepower by as much as 20%.

“Our chemicals division continues its solid performance, gaining new customers and posting solid margins,” added Chisholm. “We continue to expand durable relationships with key customers and gain the confidence of new customers in new basins. Moreover, the combination of new applications such as EOR with game-changing products such as CnF 2.0 provide a plethora of opportunities for future growth. While these applications are in the nascent stage, early results are promising and market potential is significant.”

Drilling revenue for the quarter and year to date periods ended September 30, 2012 increased $3.5 million, or 12.8%, and $15.1 million, or 20.4%, respectively, relative to the same periods in 2011. The favorable variance resulted from domestic and international market share growth and market penetration with both new and existing customers, change in customers’ product mix demands, increased oil rig count, favorable period over period crude oil commodity prices, new product development, specialized customer demand for new and existing product adaptation, continued cross marketing sales efforts, sales force revitalization, and competitive pricing relief.

Drilling gross margin for the quarter and year to date periods ended September 30, 2012 increased by $0.2 million, or 1.5%, and $3.9 million, or 12.7%, respectively over comparable periods of 2011 primarily due to increased product and service prices as compared to 2011 tempered by competitive price pressures and increased domestic equipment costs which, upon aggregation, result in a decrease in gross margin as a percentage of revenue for the quarter and year to date periods ended September 30, 2012 of 4.1% and 2.6%, respectively.

Flotek’s Drilling segment continues to book solid revenues and grow its customer base. In the third quarter, sequential revenues were flat compared with a decline in the rig count of nearly 7%. The Company continues to gain market share with a focus on increasing tool density per rig. We continue to see meaningful opportunities for growth in our three key regions: the Permian Basin, the Mid-Continent and in South Texas, especially the Eagle Ford shale. We continue to increase our market penetration as at least one Flotek drilling tool can be found on nearly a third of all rigs in the United States.

Teledrift continues to provide leadership in our downhole tools group. Teledrift rental revenue increased approximately 6.9% for the year-to-date period ended September 30, 2012 as compared to the year to date period ended September 30, 2011. Teledrift’s remote MWD data monitoring system, allowing engineers anywhere in the world with data access to view Teledrift results on remote computers or smart phones, has been a driving force supporting an increase in Teledrift business activity.

Artificial Lift revenue for the three months ended September 30, 2012 totaled $4.0 million, a slight decrease of $0.5 million, or 9.9%, compared to $4.5 million for the three months ended September 30, 2011 due to decreased customer natural gas drilling and workover activity. Revenue for the year to date period ended September 30, 2012, totaled $9.1 million, a decrease of $1.0 million, or 10.1%, to $10.1 million for the same period in 2011 primarily due to softened unit installation activity resulting from lower natural gas drilling activity, driven by low natural gas prices, tempered by increased incremental revenue from international customers.

Artificial Lift gross margin decreased by $0.4 million or 18.6% to $1.8 million from $2.2 million and increased by $0.1 million or 4.0% to $3.7 million for the quarter and year to date periods ended September 30, 2012, respectively, as compared to the same periods in 2011. The decreased 2012 third quarter gross margin is attributed to pricing pressure due to lower natural gas drilling activity. The increase in 2012 gross margin year-to date is primarily due to greater than average margins realized on international product sales and strategic price initiatives.

“The dedication, determination and effort of the entire Flotek team has produced solid results for the first nine months of 2012,” concluded Chisholm. “We continue to be laser-focused on innovative ways to improve performance, accelerate profitable growth and position Flotek for durable growth across cycles. While our team is pleased with the quarter, we are far more focused on the challenge of continuing to grow Flotek, providing industry-leading returns for our shareholders and making a difference for all of our stakeholders.”

Early Fourth Quarter Metrics

While Flotek does not provide formal guidance, a few words about the early results in the fourth quarter do provide an indication of the dynamic nature of the current oilfield market.

Flotek believes revenue in the month of October will exceed $29 million, the second best month in Flotek’s history. Revenue in all three operating segments trended higher and pricing remains steady. Highlights include meaningful growth in chemical sales to key customers compared to monthly third quarter levels as well as solid performance from Teledrift.

“While we remain vigilant in our focus for signs of cyclical challenges and the potential impact of the Thanksgiving and Christmas holidays, we believe our early read of October suggests our concentration on exceptional service to existing customers combined with penetration of new markets with technology-driven solutions to oilfield challenges continues to pay dividends,” said Chisholm. “A solid October makes the Flotek team work that much harder to assure solid results in the fourth quarter. While we know the holidays can have a moderating impact on business, we are excited about what’s ahead for the balance of the year.”

Conference Call Details

Flotek will host a conference call on Thursday, November 8, 2012 at 7:30 a.m. Central Standard Time to discuss its operating results for the three months ended September 30, 2012.

To participate in the call, participants should dial 1-800-616-4018 approximately 5 minutes prior to the start of the call. The call can also be accessed from Flotek’s website at www.flotekind.com.

About Flotek Industries, Inc.

Flotek is a global developer and distributor of innovative specialty chemicals and down-hole drilling and production equipment. Flotek manages automated bulk material handling, loading and blending facilities. It serves major and independent companies in the domestic and international oilfield service industry. Flotek Industries, Inc. is a publicly traded company headquartered in Houston, Texas, and its common shares are traded on the New York Stock Exchange under the ticker symbol “FTK.”

For additional information, please visit Flotek’s web site at www.flotekind.com.

Forward-Looking Statements:

Certain statements set forth in this Press Release constitute forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Flotek Industries, Inc.’s business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Press Release.

Although forward-looking statements in this Press Release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which the Company operates, competition, obsolescence of products and services, the Company’s ability to obtain financing to support its operations, environmental and other casualty risks, and the impact of government regulation. Further information about the risks and uncertainties that may impact the Company are set forth in the Company’s most recent filing on Form 10-K (including without limitation in the “Risk Factors” Section), and in the Company’s other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Press Release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Press Release.

GAAP Earnings Per Common Share and Share Reconciliation

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net income attributable to common stockholders—Basic	$9,806	$17,917	$26,590	$25,549
Impact of assumed conversions:
Interest on convertible notes	414	867	—	—
Dividends on preferred stock	—	—	—	140

Net income attributable to common stockholders—Diluted	$10,220	$18,784	$26,590	$25,689

Weighted average common shares outstanding—Basic	48,384	47,178	48,054	43,201

Assumed conversions:
Incremental common shares from warrants	1,493	1,727	1,617	2,388
Incremental common shares from stock options	1,003	743	986	743
Incremental common shares from convertible preferred stock before conversion	—	—	—	581
Incremental common shares from restricted stock units	158	—	80	—
Incremental common shares from convertible senior notes	2,440	4,681	—	—

Weighted average common shares outstanding—Diluted	53,478	54,329	50,737	46,913

Basic earnings per common share	$0.20	$0.38	$0.55	$0.59
Diluted earnings per common share	$0.19	$0.35	$0.52	$0.55

Reconciliation of Diluted Net Earnings Per Common Share to Diluted Operating Income Per Common Share

Diluted Earnings Per Common Share	$0.19	$0.35	$0.52	$0.55

Loss on extinguishment of debt	—	—	0.12	0.07
Change in fair value of warrant liability	—	(0.15)	(0.05)	(0.40)
Interest expense	0.03	0.06	0.12	0.27
Other income (expense), net	—	—	0.01	—
Income tax expense	0.06	0.05	0.20	0.12
Accrued dividends and accretion of discount on preferred stock	—	—	—	0.10

	$0.28	$0.31	$0.92	$0.71

Amounts taken from income statement for the comparable periods

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Loss on extinguishment of debt	$—	$—	$6,386	$3,225
Change in fair value of warrant liability	$—	$(7,802)	$(2,649)	$(18,609)
Interest expense	$1,830	$3,287	$6,245	$12,633
Other income (expense), net	$17	$(23)	$367	$(43)
Income tax expense	$2,940	$2,726	$9,991	$5,672
Accrued dividends and accretion of discount on preferred stock	$—	$—	$—	$4,868